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                                                                Exhibit 5.1

                                              January 30, 2002

Young Broadcasting Inc.
599 Lexington Avenue
New York, New York 10022

Ladies and Gentlemen:

     We have acted as counsel to Young Broadcasting Inc. (the "Company"), a Delaware corporation, in connection with the preparation and filing of the Company's registration statement (the "Registration Statement") on Form S-4, filed concurrently herewith, with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act"). The Registration Statement covers the registration of $250,000,000 principal amount of Series B 8-1/2% Senior Notes due 2008 of the Company (the "Series B Notes") to be offered in exchange for outstanding Series A 8-1/2% Senior Notes due 2008 (the "Series A Notes"). We have also acted as counsel to Young Broadcasting of Lansing, Inc., Young Broadcasting of Albany, Inc., Winnebago Television Corporation, Young Broadcasting of Nashville, Inc., Young Broadcasting of Louisiana, Inc., Young Broadcasting of Knoxville, Inc., Young Broadcasting of Green Bay, Inc., Young Broadcasting of Richmond, Inc., YBK, Inc., Honey Bucket Films, Inc., LAT, Inc., YBT, Inc., Young Broadcasting of Davenport, Inc., Young Broadcasting of Sioux Falls, Inc., Young Broadcasting of Rapid City, Inc., Young Broadcasting of Los Angeles, Inc., Fidelity Television, Inc., Young Broadcasting of San Francisco, Inc. and Adam Young Inc. (collectively, the "Corporate Subsidiary Guarantors"), and WKRN, G.P., KLFY, L.P. and WATE, G.P. (collectively, the "Partnership Subsidiary Guarantors" and, with the Corporate Subsidiary Guarantors, the "Subsidiary Guarantors") as issuers of guarantees (collectively, the "Guarantees") of the obligations of the Company under the Series B Notes. The Series B Notes and the Guarantees will be issued under an indenture relating to the Series A Notes and Series B Notes (the "Indenture") among the Company, the Subsidiary Guarantors and First Union National Bank, as Trustee.

     In connection with rendering this opinion, we have examined and are familiar with the corporate records of the Company and the Corporate Subsidiary Guarantors and the partnership records of the Partnership Subsidiary Guarantors, including their respective organizational documents, as amended to date, and minutes of meetings, or written consents executed in lieu thereof, of their respective Board of Directors and stockholders (or in their individual capacity as general or managing partner, as the case may be, of the Partnership Subsidiary Guarantors). We have also examined such certificates of public officials, certificates of officers of the Company



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Young Broadcasting Inc.
January 30, 2002
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and the Subsidiary Guarantors and other records and documents as we have deemed relevant and necessary for the purposes of the opinions herein expressed.

     In making the aforesaid examinations, we have assumed (i) the genuineness of all signatures and the conformity to original documents of all copies furnished to us as original or photostatic copies, and (ii) the corporate records furnished to us by the Company and the Corporate Subsidiary Guarantors and the partnership records furnished to us by the Partnership Subsidiary Guarantors include all corporate proceedings taken by the Company and the Corporate Subsidiary Guarantors and all partnership proceedings taken by the Partnership Subsidiary Guarantors, respectively, to date. We have also assumed for the purposes of rendering this opinion, based solely on written representations by the Company in its capacity as the sole owner of the equity capital of each of the Subsidiary Guarantors, that the Subsidiary Guarantors have each received a benefit from the issuance of the Guarantees.

     Based upon the foregoing and subject to the assumptions and qualifications set forth herein, it is our opinion that when the Registration Statement has become effective under the Securities Act of 1933, as amended, the Series B Notes have been duly executed and authenticated in accordance with the Indenture, the Indenture has been qualified under the Trust Indenture Act of 1939, as amended, the Series A Notes have been validly tendered to the Company and the Series B Notes have been delivered in exchange therefor, the Series B Notes and the Guarantees will be validly issued and binding obligations of the Company and each of the Subsidiary Guarantors, respectively, subject in each case to the effect of (i) Federal and State bankruptcy, insolvency, reorganization, arrangement, moratorium, fraudulent conveyance and other laws relating to or affecting the rights of secured or unsecured creditors generally (or affecting the rights of only creditors of specific types of debtors) and
(ii) the application of general principles of equity (regardless of whether enforcement is considered in proceedings at law or inequity).

     The foregoing opinion is limited to the laws of the State of New York, the laws of the United States of America and Delaware general corporation and limited partnership laws and does not purport to express any opinion on the laws of any other jurisdiction.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm and this opinion under the heading "Legal Matters" in the prospectus comprising a part of such Registration Statement and any amendment thereto. In giving such consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission thereunder.

     Except to the extent provided in the preceding paragraph, this opinion is solely for your benefit and the benefit of the Subsidiary Guarantors and may not be furnished to, or relied upon by, any other person or entity without the express prior written consent of the undersigned. This



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Young Broadcasting Inc.
January 30, 2002
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opinion is limited to the matters set forth herein; no opinion may be inferred or implied beyond the matters expressly stated in this letter.



                                  Very truly yours,

                                  SONNENSCHEIN NATH & ROSENTHAL

                                  By: /s/ Ira I. Roxland
                                      ---------------------------------
                                        A Member of the Firm